S&T BANK SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement ("Agreement"), by and between the undersigned individual, David Ruddock (hereinafter referred to as" Employee", "you" or "your") and S&T Bancorp, Inc., S&T Bank and any of their subsidiaries or affiliated business (hereinafter referred to individually and collectively as "S&T Bank") is intended to clearly identify the terms under which your employment with S&T Bank is being concluded.

1. Your last day of employment is July 31, 2020. You will be compensated for all work performed by you up to and including this date, less any money owed to S&T Bank.

2. In exchange for signing and agreeing to the terms of this Agreement, S&T Bank will:

(a) provide you with a total gross payment of three hundred thirty-five thousand, four hundred and fifty dollars ($335,450.00), paid in three installments: (i) the first payment of one half of this total made within thirty days after the revocation period in Section 20 below expires without a revocation (in the gross amount of $167,725.00), and the remaining two payments, each for one quarter of the total—one in December 2020 and the final payment made on August 2, 2021 (each in the gross amount of $83,862.50).

(b) directly pay for your COBRA health insurance coverage for twelve (12) months or until you obtain coverage from a new employer, whichever occurs first, under the then applicable S&T Bank group plan, if you properly and timely elect to continue such coverage. You will not be eligible for the Bank's HSA contributions.

(c) pay an additional amount of thirty-two thousand dollars ($32,000.00) to you within thirty days after the revocation period in Section 20 below expires without a revocation.

(d) transfer ownership to you of the S&T Bank automobile and cell phone you were using, with you assuming operations, maintenance, insurance, and all other cost and responsibilities regarding them.

All the above will be treated as W-2 taxable income subject to withholding.

3. You agree that the above stated severance benefits serve as enough consideration for your agreeing to the terms set forth below.

4. You understand that in order to obtain severance, you must first be willing to release S&T Bank from all claims, as set forth below.

5. You agree, by signing below, to release S&T Bank (as defined above), as well as its current and former employees, attorneys, officers, directors, owners and agents (individually and collectively referred to as "Releasees"), from any and all claims, obligations, promises, or damages which you have or may have had against Releasees as of the date of this Agreement, whether known or unknown. This release includes any claims that you may have which relate in any way to federal, state or local civil or human rights law or claims under any other local, state, contract, tort, or common law including, but not limited to claims under:

- The Americans with Disabilities Act;
- The Age Discrimination in Employment Act;
- Title VII claims relating to unlawful discrimination based upon sex, national origin, race or any other protected status;
- The Family and Medical Leave Act;
- The Pennsylvania Human Relations Act;
- All claims arising out of your employment with S&T Bank; and
- Any other allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (all of the above collectively referred to as "Claims").

This release is intended to be a general release and excludes only those claims that you are legally barred from releasing. You are also advised to talk to an attorney to fully understand the scope of this release. Signing this Agreement does not waive your right to seek a judicial determination of the validity of your release of rights. You agree to not knowingly encourage, counsel, or assist any individual or private entity, and/or their attorney, to pursue any claim against the Releasees.

Nothing herein is intended to or shall prevent you from filing a charge or complaint with any appropriate federal, state, or local government agency or cooperating with an agency in its investigation; however, you fully understand that you are waiving your right to file a personal lawsuit or receive money damages that any state, federal or local governmental agency, or class/collective action lawsuit, or other proceeding may recover on your behalf against Releasees. By way of further example, nothing stated within this Severance Agreement precludes you from exercising your right to file a complaint, divulge information, or cooperate fully in an investigation, with the U. S. Securities and Exchange Commission.

6. You agree that you have no known workplace injuries or occupational diseases, and that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, expense or other reimbursement owed, except as provided in this Agreement.

7. You agree that as an Executive Officer of S&T Bank, you were privy to significant confidential business information. You agree to maintain the confidentiality of S&T Bank's trade secret and confidential business information and to fully comply with the terms and conditions set forth in your Confidentiality, Trade Secrets and Non-Solicitation Agreement dated May 20, 2014 (attached), which is reaffirmed through this Severance Agreement.

8. You agree that in the event of any legal proceeding in which you may testify or file anything regarding S&T Bank, you shall give S&T Bank immediate advance written notice of a subpoena regarding or other awareness of this potential participation in legal proceeding as soon as possible, sending such notice to S&T Bank's General Counsel by e-mail and regular mail.

9. You agree not to defame S&T Bank or any other Releasees.

10. You agree that you have, by the time of your signing this Agreement, returned all S&T Bank equipment, documents, information and property in your possession, custody or control, as well as any data that has been stored electronically, whether or not said data was stored on an S&T Bank or personal computer or other device; and that, if after signing, you become aware of any S&T Bank property in your possession or control, you will immediately return it to the S&T Bank General

Counsel's office.

11. You agree to be reasonably available for and cooperate in providing assistance in answering questions, providing explanations, or otherwise assisting S&T Bank to transition or handle items previously within your responsibility. As a condition of receiving the benefits under this Agreement, you will provide the S&T Bank Chief Executive Officer a written description of all pending and future matters that you were handling or awaiting (including information as to what is involved, who is assigned or planned to provide supporting information or take action, notable dates, etc.) so all Bank matters can be fully transitioned and effectively handled.

12. You agree not to apply for any positions at S&T Bank in the future unless you are specifically asked to do so by the S&T Employee Services Department in a written statement expressly referring to and excepting you from this section of this Agreement.

13. You understand that S&T Bank may have a future need for information that you were privy to related to your employment and you agree that you will promptly provide S&T Bank with information on an as-needed basis.

14. You agree that this Agreement will be governed by Pennsylvania law, and that you are subject to and will bring any proceedings against S&T Bank and/or the Releasees in the jurisdiction and venue of the Indiana County Court of Common Pleas or the U.S. District Court for the Western District of Pennsylvania

15. This Agreement cannot be modified, altered or changed except in a writing that expressly states it is an amendment to this Agreement and is signed by you and the S&T Bank CEO.

16. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof (and does not supersede other agreements between you and S&T Bank not in conflict with this Agreement and not referenced in this Agreement).

17. You acknowledge and agree that S&T Bank has developed a compliance program and Whistleblower Policy #609 that encourages and requires all employees to report to S&T Bank any information regarding any illegal conduct or violation of laws, regulations or other legal standards (collectively hereinafter referred to as "wrongdoing") by S&T Bank or any employee, owner, director, agent or representative of S&T Bank. Furthermore, you acknowledge and agree that as an employee it was your responsibility to report any such wrongdoing to S&T Bank and in your capacity as an employee of S&T Bank. You acknowledge and agree that you did not raise any concerns to your supervisors, or to S&T Bank, or an outside governmental agency, and to the best of your knowledge you are not aware of any wrongdoing that would require that such a report be made.

18. If you breach this Agreement, you agree that S&T Bank may elect to file a legal action that requires you to specifically perform your duties under this agreement and/or pay damages arising from the breach of this Agreement. You further agree that you will be responsible for any of S&T Bank's costs and attorney's fees associated with such legal action, should S&T Bank be successful. Also, if you bring a suit on a claim released under this Agreement, you shall first repay S&T Bank all money paid to you and on your behalf under this Agreement.

19. This Agreement is assignable by S&T Bank for the benefit of any entity(ies) and individual(s) that may in any way acquire Employer or assume Employer's operations or rights.

20. You may take up to twenty-one (21) days to consider the terms of this Agreement. This Agreement will not be available after twenty-one days from your receipt of it. Acceptance of these terms is accomplished by signing your name below and returning it this Agreement to George Basara. You will then have seven (7) days to reconsider your decision. If you choose to revoke your acceptance of this offer you must do so in writing delivered to George Basara at 800 Philadelphia St., Indiana, Pa. 15701 within seven (7) days immediately following the date of your signature on this Agreement. No severance payments will be made to you until the seven (7) day revocation period has expired without a revocation.

BY SIGNING BELOW, YOU FREELY AND KNOWINGLY ENTER INTO THIS AGREEMENT AND INTEND TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS THAT YOU HAVE OR MIGHT HAVE HAD AGAINST RELEASEES. (Nothing herein is intended to or shall prevent you from filing a charge with any appropriate federal, state, or local government agency or cooperating with an agency in its investigation.)

IN WITNESS WHEREOF, the parties, agreeing and intending to be bound legally hereby, knowingly and voluntarily execute this Agreement as of the latest date set forth below:

By: ______________________________
George Basara,
EVP & General Counsel
S&T Bank

____
Print Name

Date: ______________________________

By: David P. Ruddock
David P. Ruddock

David P. Ruddock
Print Name

Date: 8.4.2020

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